Exhibit 10.13

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered as of May 5, 2022, by and between ProSomnus Sleep Technologies, Inc., a Delaware corporation (the “Company”), and Len Liptak (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties,” and individually a “Party.” This Agreement will become effective (the “Effective Date”) upon the closing of the currently contemplated de-SPAC transaction with Lakeshore Acquisition I Corp. (“Purchaser” or “Parent”), whereby the Company will become an indirect wholly-owned subsidiary of Purchaser. Upon the closing of such transaction, this Agreement will supersede in entirety any prior employment agreement between Executive and the Company.

AGREEMENT

1.             At-Will Employment. Executive shall be employed commencing on the Effective Date on an “at-will” basis, subject to the conditions of termination consistent with this Agreement.

2.             Position, Duties, Responsibilities.

(a)               Position and Location. Executive shall render services to the Company in the position of President and Chief Executive Officer (the “CEO”) reporting to the Board of Directors (the “Board”) of the Company, and shall perform all services appropriate to that position for an organization the size of the Company that is engaged in the type of business engaged by the Company, as well as such other services of a nature customary to the position of CEO, as may be assigned by the Board. Executive shall devote the Executive’s best efforts to the performance of the Executive’s duties and must at all times act in good faith towards the Company and any company with the same ultimate beneficial ownership as the Company (the “Group Companies”). Executive’s office will be in Pleasanton, California but Executive shall travel, from time to time, as Company business dictates without additional remuneration but subject to the reimbursement of business expenses, as set forth in Section 3(e) below.

(b)               Other Activities. Except upon the prior written consent of the Board, Executive will not (i) accept any other full-time or part-time employment or engagement, (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of the Company, or prevent Executive from devoting such time as necessary to fulfill the Executive’s responsibilities under this Agreement, (iii) sell, market or represent any product or service other than the Company’s products or services, or (iv) serve on any other board of directors for any other company (other than the Company) except with the prior written consent of the Board, which consent will not be unreasonably withheld.

(c)               Devotion of Time and Energies. Except as set forth in Section 2(b), Executive will devote all of the Executive’s working time and attention to the performance of the Executive’s duties under this Agreement.

(d)               Duties and Authority. Executive shall have responsibility for managing the operations of the Company as directed by the Board from time to time, consistent with the Executive’s position as CEO.

3.             Compensation. In consideration of the services to be rendered under this Agreement, Executive shall be entitled to the following:

(a)               Base Salary. The Company shall pay to Executive an annual salary of Five Hundred Thousand ($500,000), less all applicable withholdings, which shall be payable in accordance with the Company’s payroll practices (the “Base Salary”).

(b)               Annual Performance Bonus. Effective January 1, 2022, Executive shall be eligible to receive an annual bonus, target of 75% of the Executive’s Base Salary (the “Annual Performance Bonus”). The Company shall pay the Annual Performance Bonus, if any, no later than the thirtieth day following the date the Company’s auditors confirm the Company’s financial statements for the applicable fiscal year, but in no event shall such Annual Performance Bonus be paid later than June 30 of the year following the year to which the Annual Performance Bonus relates. In order to be eligible to receive the Annual Performance Bonus, Executive must be a full-time employee of the Company on the date(s) the Annual Performance Bonus is calculated and paid. The Annual Performance Bonus shall be based on and subject to the additional terms and conditions as set forth in a separate writing between the Company and the Executive (“the CEO Bonus Plan”). The Annual Performance Bonus shall be subject to annual review and adjustment subject to the Board’s discretion. At the discretion of the Board, the Annual Performance Bonus may be paid out in either cash or Company stock.

(c)               Equity. As soon as reasonably practicable following the Effective Date, the Company will recommend to the board of directors of Parent the issuance to Executive of an initial grant of an option to purchase a number of shares of its common stock to be determined by the Company’s Compensation Committee, which number of shares shall represent 1.7% of the Company’s common stock. (the “Initial Grant”). Additionally, on the first annual anniversary of the Effective Date of this Agreement, the Company shall recommend that the board of directors of Parent approve the issuance to Executive of an additional grant of an option to purchase a number of shares of its common stock to be determined by the Company’s Compensation Committee (the “Annual Grant”). Both the Initial Grant and Annual Grant are subject to the approval of the board of directors of Parent (including without limitation the vesting provisions of the award) and the terms and conditions of the Parent’s Equity Incentive Plan and forms of award agreement.

(d)               Employee Benefits and Vacation. While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all employee benefit plans to the extent that Executive meets the eligibility requirements for each individual plan or program, including but not limited to participation in the Company’s health, dental, and vision insurance plans for Executives, which shall be paid for by the Company. Executive shall be entitled to be paid for state and federal holidays recognized by the Company, and shall accrue paid time off (“PTO”) in accordance with Company policy.

(e)               Reimbursement of Expenses. Executive shall be reimbursed for such reasonable and necessary business expenses incurred by Executive while the Executive is employed by the Company, which are directly related to the furtherance of the Company’s business, upon presentation of documentation regarding such expenses. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code (“Section 409A”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which Executive incurs such business expense.

4.             Termination.

(a)               Termination By the Company. The Company may terminate Executive’s employment with the Company under the following conditions:

(1)               Death or Disability. The Executive’s employment with the Company shall terminate effective upon the date of the Executive’s death or Complete Disability (as defined below).

(2)               For Cause. The Company may terminate the Executive’s employment under this Agreement for Cause by delivery of written notice to the Executive specifying the Cause or Causes (as defined below) relied upon for such termination. Any notice of termination given pursuant to this Section 4(a)(2) shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided below.

(3)               Without Cause. The Company may terminate the Executive’s employment under this Agreement at any time and for any reason by delivery of written notice of such termination to the Executive. Any notice of termination given pursuant to this Section 4(a)(3) shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided below.

(b)               Termination by the Executive. Executive may terminate Executive’s employment with the Company under the following conditions:

(1)               Termination by Executive without Good Reason. The Executive may terminate his employment hereunder without Good Reason (as defined below) upon thirty (30) days written notice to the Company.

(2)               Termination by Executive for Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” means the existence of any one or more of the following conditions without the Executive’s consent, provided Executive submits written notice to the Company within 45 days of when such condition(s) first arose specifying the condition(s): (i) a material adverse change in his title or reporting relationships; (ii) change in his position with the Company which materially reduces his authority, duties or responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position with the Company; (iii) a material reduction in the Executive’s then current Base Salary; (iv) a relocation of Executive’s place of employment by more than 35 miles from Pleasanton, California, unless the new place of employment is closer to Executive’s primary residence; and (v) a material breach by the Company of this Agreement; provided that the Company fails to correct the act or omission within 30 days after receiving the Executive’s written notice and the Executive actually terminates his employment within 60 days after the date the Company receives the Executive’s notice.

(c)               Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in this Agreement.

(d)               Compensation Upon Termination.

(1)               Death or Complete Disability. If the Executive’s employment is terminated by death or Complete Disability as provided in Section 4(e)(1), the Company shall pay the Executive’s accrued Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination (the “Accrued Obligations”) to Executive and/or Executive’s heirs, as applicable, and the Company shall thereafter have no further obligations to the Executive and/or Executive’s heirs under this Agreement.

(2)               Cause, Resignation, Mutual Agreement. If the Executive’s employment is terminated by the Company for Cause, by Executive’s termination without Good Reason or by mutual agreement of the Parties, the Company shall pay the Accrued Obligations at the time Executive or the Company provides notice of termination, or at the time the Parties mutually agree to terminate Executive’s employment, as applicable, and the Company shall thereafter have no further obligations to Executive under this Agreement.

(3)               Without Cause or by Executive for Good Reason. If the Company terminates the Executive’s employment without Cause or if the Executive terminates employment for Good Reason, then upon the Executive’s furnishing to the Company and not revoking a waiver of claims in a form satisfactory to the Company (the “Release”) within 60 days following the date of termination, (provided, that if the 60th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments will commence in such subsequent calendar year; provided further that if such payments commence in such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Executive’s separation from service) the Executive shall be entitled to the following:

(i)                 the Accrued Obligations;

(ii)              payment of the Executive’s then-existing Base Salary over a period of twelve (12) months following the termination date, subject to ordinary withholdings in accordance with the Company’s standard payroll practices; and

(iii)            until the earliest to occur of (x) the expiration of twelve (12) months following the Termination Date, and (y) the date Executive receives health, dental and vision coverage through another policy of insurance, and subject to Executive’s valid COBRA election, the Company shall make payment of the Executive’s premiums on the same terms that existed prior to Executive’s termination; provided that if such payment of premiums would otherwise violate the nondiscrimination rules or cause the coverage to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), these payments shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h). Notwithstanding the foregoing, the benefits described in subsections (ii) and (iii) shall commence on the first payroll period following the date the Release becomes effective and irrevocable; provided, however, that if the 60th day following the date of termination occurs in the calendar year following the year of termination, then such payments shall commence no earlier than January 1 of such subsequent calendar year. The first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the Executive’s last day of employment if such deferral had not been required.

(4)               Condition on Obligations. Notwithstanding any provisions in this Agreement to the contrary, including any provisions contained in this Section 4(d)(4), the Company’s obligations, and the Executive’s rights, pursuant to Section 4(d)(3) shall cease and be rendered a nullity immediately should the Executive violate the provision of Section 5, or should the Executive violate the terms and conditions of the Executive’s previously executed Proprietary Information and Inventions Agreement, which shall continue to apply to Executive’s employment. Further, Executive covenants and agrees to notify the Company within five (5) business days of Executive’s acceptance of employment or consulting or receipt of benefits as set forth above respectively in Section 4(d)(3)(iii).

(e)               Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(1)               Complete Disability. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term Complete Disability shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Executive from satisfactorily performing all of the Executive’s usual services for the Company for a period of at least one hundred twenty (120) consecutive days during any twelve (12) month period. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

(2)               For Cause. “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events:

(i)                 The Executive’s willful failure to perform the Executive’s job duties under this Agreement, provided, however, Executive has received written notice from the Company identifying such performance failure(s) and has failed to cure the same within 30 days of the Executive’s receipt of such notice;

(ii)              The willful failure by the Executive to comply with all material applicable laws in performing the Executive’s job duties or in directing the conduct of the Company’s business;

(iii)            The willful failure by the Executive to follow the Company’s policies and procedures, including, but not limited to, those contained in the Company’s Code of Conduct;

(iv)             The commission by the Executive of any felony or intentionally fraudulent or other act against the Company, or its affiliates, subsidiaries, employees, agents, representatives or clients which demonstrates the Executive’s untrustworthiness or lack of integrity;

(v)               the Executive’s engaging or in any manner participating in any activity which is competitive with or intentionally injurious to the Company or its Parents, or any of their affiliates or subsidiaries or which violates any material provisions of Section 5 hereof; or

(vi)             the Executive’s commission of any fraud against the Company, or any of its affiliates or subsidiaries, or use or intentional appropriation for Executive’s personal use or benefit of any funds or properties of the Company not authorized by the Board or the Company’s Chairman, as applicable, to be so used or appropriated.

(3)               Termination Date. The “Termination Date” is the date on which Executive is no longer employed with the Company.

5.             Miscellaneous.

(a)               Arbitration. Executive shall execute and deliver a Mutual Arbitration Agreement with the Company, a form of which is attached hereto as Exhibit A.

(b)               Clawback. Any amounts paid pursuant to this Agreement will be subject to recoupment in accordance with any claw back policy that the Company has adopted or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

(c)               Entire Agreement. This Agreement and Exhibits attached hereto, are intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company. This Agreement supersedes all other prior and contemporaneous agreements and statements pertaining in any manner to the employment of Executive and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Executive acknowledges that he does not rely upon any representations, oral or written, concerning the terms of his employment by the Company. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

(d)               Amendments, Waivers. This Agreement may only be modified by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

(e)               Assignment; Successors and Assigns. Executive agrees that the Executive will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights, or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation by Executive shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation or entity, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest, provided specifically that the Company may at any time (upon written notice to Executive) assign all of its rights and obligations hereunder (including but not limited to the right to receive Executive’s services as provided hereunder) to a third party purchaser. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

(f)                Section 409A Compliance.

(1)               All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(2)               To the extent that any of the payments or benefits provided for in Section 4(d) are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the “Code”), the following interpretations apply to Section 4:

(3)               Any termination of Executive’s employment triggering payment of benefits under Section 4(d) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service, any benefits payable under Section 4(d) that constitute deferred compensation under Section 409A of the Code will be delayed until after the date of a subsequent event constituting a separation of service.

(4)               If Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 4(d) that constitute non-qualified deferred compensation under Section 409A of the Code will be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) Executive’s death, the Company will pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid Executive prior to that date under Section 4(d) of this Agreement.

(5)               It is intended that each installment of the payments and benefits provided under Section 4(d) of this Agreement will be treated as a separate “payment” for purposes of Section 409A of the Code.

(6)               Neither the Company nor Executive will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(g)               Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally or via courier, (ii) upon confirmation of receipt, if given by electronic mail, and (iii) on the third business day following mailing, if mailed first class, postage prepaid, registered, or certified mail from a United States address as follows or at such other address as each party hereafter designates:

to the Company at:

5860 West Las Positas Blvd,
Suite 25
Pleasanton, CA 94588

and to Executive at:

5860 West Las Positas Blvd,
Suite 25
Pleasanton, CA 94588

(h)               Severability; Enforcement. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator to be invalid, unenforceable, or void, such provision shall be enforced (by blue penciling or otherwise) to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

(i)                 Governing Law. This agreement and the rights and obligations of the company and executive hereunder shall be determined under, governed by, and construed in accordance with the laws of the state of California as applied to agreements among California residents entered into and to be performed entirely within California.

(j)                 Executive Acknowledgment. Executive acknowledges (i) that the Executive has consulted with independent counsel of the Executive’s own choice concerning this Agreement and (ii) that the Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on the Executive’s own judgment.

(k)               Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that any party so delivering an executed counterpart by facsimile shall thereafter promptly deliver a manually executed counterpart of this Agreement to the other parties, but failure to deliver such manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

ProSomnus Sleep Technologies, Inc.

/s/ Melinda Hungerman
By: Melinda Hungerman
Its: CFO

Executive

/s/ Len Liptak	5/5/22
Len Liptak

Exhibit A

MUTUAL ARBITRATION AGREEMENT

Please Read Carefully – By Signing This Document You Give Up Certain Legal Rights

1.       ProSomnus Sleep Technologies, Inc., (the “Company”) and the undersigned employee (“Employee”) have entered into this Mutual Agreement to Arbitrate Claims (“Agreement”) in order to establish and gain the benefits of a timely, impartial, and cost-effective dispute resolution procedure. Employee understands that any reference in this Agreement to the Company will also be a reference to any and all benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them.

2.       Claims Covered by the Agreement: The Company and Employee mutually consent to the resolution by final and binding arbitration of all claims or controversies (“claims”) arising out of Employee’s employment (or termination) that the Company may have against Employee or that Employee may have against the Company or its officers, directors, employees, or agents. Final and binding arbitration shall provide the sole and exclusive remedy and forum for all such claims. The claims covered by this Agreement include, but are not limited to: (i) claims for discrimination or harassment on the basis of ancestry, age, color, marital status, medical condition, physical or mental disability, national origin, race, religion, pregnancy, sexual orientation, or any other characteristic protected by applicable law; (ii) claims for retaliation; (iii) claims for breach of any contract or covenant (express or implied); (iv) claims for wages or other compensation due; (v) claims for benefits (except where an employee benefit or pension plan specifies that its claim procedure shall culminate in a resolution procedure different from this one); (vi) claims for violation of any federal, state, or other governmental law, statute, regulation or ordinance now in existence, or hereinafter enacted, and amended from time to time; and (vii) any tort claims (including, but not limited to, negligent or intentional injury, defamation, and termination of employment in violation of public policy).

3.       Waiver of Right to Court or Jury Trial and for Class Action Relief: The Company and Employee agree to give up their respective rights to have the above-mentioned claims decided in a court of law before a judge or jury or by administrative proceeding, and instead are accepting and agreeing to the use of final and binding arbitration. The sole exception to the foregoing is a hearing before the California Labor Commissioner on a claim for unpaid wages; however, any subsequent proceeding resulting from such a hearing that would otherwise be heard in a court of law, including any challenge or appeal of a decision rendered in such hearing, is subject to this Agreement and must be arbitrated. Employee also agrees and understands that Employee waives any right to bring claims as a class representative, or as a member of a collective action, and that any claims that Employee may bring must be brought solely in the Employee’s individual capacity.

4.       Claims Not Covered by the Agreement: This Agreement does not cover: (i) claims by Employee for workers’ compensation or unemployment insurance (an exclusive government-created remedy exists for these claims); (ii) claims for unpaid compensation or benefits within the jurisdiction of the California Department of Labor Standards Enforcement; (iii) claims for relief under the California Private Attorneys General Act (except to the extent such claims are permitted to be arbitrated, in which case such claims will be subject to arbitration); and (iv) claims which even in the absence of the Agreement could not have been litigated in court or before any administrative proceeding under applicable federal, state or local law. Nothing in this Agreement precludes either party from filing a charge or complaint with any state or federal administrative agency that prosecutes a claim on behalf of the government, for purposes of assisting or cooperating with such agency in its investigation or prosecution of charges or complaints. However, the parties waive their right to any personal remedy or relief as a result of such charges or complaints brought by such prosecuting agencies, to the extent that is permissible under law.

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5.       Notice of Claims and Statute of Limitations: All disputes between Employee and the Company (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating to Employee’s services with the Company or this Agreement, will be resolved by final and binding arbitration to the fullest extent permitted by law. Except as otherwise provided in this Agreement, the arbitration provisions are to apply to the resolution of disputes that otherwise would not be resolved in a court of law. All disputes must be brought within the applicable statute of limitations established by law and all claims must be sent via registered or certified mail, and shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. Failure to comply with the requirements of this Section 4 may constitute a waiver of all rights that the party seeking arbitration may have against the other party.

6.       Arbitration Procedures: The arbitration will be conducted in accordance with the then-existing JAMS Employment Arbitration Rules & Procedures, and as augmented in this Agreement. Arbitration will be initiated as provided by the JAMS Employment Rules. JAMS Employment Rules can be found at jamsadr.com/rules-employment-arbitration. Either Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither Party will initiate or prosecute any lawsuit or administrative action in any way related to any applicable dispute or claim, except as set forth in this Agreement. All disputes or claims subject to arbitration will be decided by a single arbitrator. The arbitrator will be selected by mutual agreement of the Parties within 30 days of the effective date of the notice initiating the arbitration. If the Parties cannot agree on an arbitrator, then the complaining Party will notify JAMS and request selection of an arbitrator in accordance with the JAMS Employment Rules or other applicable JAMS rules. The arbitrator will only have authority to award equitable relief, damages, costs, and fees as a court would have for the particular claims asserted, and any action of the arbitrator in contravention of this limitation may be the subject of court appeal by the aggrieved Party. All other aspects of the arbitrator’s ruling will be final.

7.       Arbitration Decision: The Arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, all proceedings and all documents prepared in connection with any arbitration will be confidential and the arbitration subject matter will not be disclosed to any person other than the Parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. The Parties will stipulate to all arbitration and court orders necessary to effectuate these confidentiality provisions. A court of competent jurisdiction will have the authority to enter a judgment upon the award made pursuant to the arbitration or applicable arbitration appeal.

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8.       Place of Arbitration: All arbitration proceedings will be conducted at a JAMS office located nearest to the location where the Employee was performing services for the Company.

9.       Representation / Attorneys’ Fees: Each party may be represented in the arbitration by an attorney or other representative selected by the party. Each party shall be responsible for its own attorneys’ or representatives’ fees, if any. However, if any party prevails on a statutory claim that affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees to the prevailing party in accordance with applicable law.

10.       Discovery and Information Exchange: The arbitrator shall have discretion to order the scope of discovery and the pre-hearing exchange of information, consistent with the JAMS rules. The parties may engage in any method of discovery as outlined in the Federal Rules of Civil Procedure (exclusive of Rule 26(a)). Such discovery includes discovery sufficient to arbitrate adequately a claim, including access to essential and relevant documents and witnesses and the parties expressly empower the arbitrator to issue third-party document and deposition subpoenas. Discovery disputes are subject to the Federal Rules of Evidence and the Federal Rules of Civil Procedure.

11.       Subpoenas: Each party shall have the right to subpoena witnesses and documents for the arbitration (including subpoenas to third parties for documents and depositions) and to issue document and testimonial subpoenas to third parties.

12.       Injunctive Relief: The provisions of California Code of Civil Procedure §1281.8 regarding injunctive relief and other provisional remedies shall apply to any dispute between the parties to this agreement.

13.       Arbitrator Fees and Costs: If Employee initiates the arbitration, the Company will bear the cost of the arbitrator and the administrative fees associated with the arbitration proceeding. However, the Employee will be responsible for the portion of the initial filing fee equivalent to the cost of a filing fee in a California Superior Court to initiate an action.

14.       Federal Arbitration Act. This Agreement is made under the provisions of the Federal Arbitration Act (9 U.S.C., Section 1-14) and will be construed and governed accordingly. Questions of arbitrability (that is whether an issue is subject to arbitration under this Agreement) shall be decided by the arbitrator.

15.       Consideration: The Company’s offer of employment to Employee, or continued employment of Employee, and the mutual promises of the Company and Employee to arbitrate claims covered by this Agreement rather than to litigate them, provide good and sufficient consideration for this Agreement.

16.       Construction: Should any part of this Agreement be found to be unenforceable, such portion shall be severed from the Agreement, and the remaining portions shall continue to be enforceable.

17.       Sole and Entire Agreement: This Agreement expresses the entire Agreement of the parties concerning the subject matter hereof and there are no other agreements, oral or written, concerning arbitration, except as provided herein. This Agreement is not, and shall not be construed to create any contract of employment, express or implied.

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18.       Requirements for Modification or Revocation: This Agreement to arbitrate shall survive the termination of Employee’s employment. It can only be revoked or modified by a writing signed by the Chief Executive Officer of the Company and Employee, which specifically states an intent to revoke or modify this Agreement.

Feedback. The Company desires this Agreement to be as clear and as straightforward as possible given the important subject matter. If you have any questions about this Agreement or have any suggestions on how the Company can modify it to improve your or your colleagues’ understanding of its terms, please feel free to contact your supervisor or any manager or authorized Company officer at any time.

You are not obligated to enter into this Agreement. You also have the opportunity to request changes to this Agreement before you sign it. Please bring any such requested changes to the attention of the Company before you sign it.

By signing below, you represent:

•	You have carefully read this agreement, you understand its terms and you agree that all changes you have requested (if any) have been made to this Agreement.

•	You have been given the opportunity to consult with legal counsel about this Agreement.

•	You have been given sufficient time to read and understand this Agreement before signing it.

/s/ Len Liptak	5/5/22
Len Liptak	Date

ProSomnus Sleep Technologies, Inc.

/s/ Melinda Hungerman	5/5/22
By: Melinda Hungerman	Date
Its: CFO

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